Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 22, 2020	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE TWELVE MONTHS AND QUARTER ENDED

DECEMBER 31, 2019

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank SB (the “Bank”), reported record net income of $12.1 million, or $3.53 per share for the twelve months ended December 31, 2019. Net income for the twelve months ended December 31, 2019, increased by $2.8 million (29.6%), from the twelve months ended December 31, 2018. For the twelve months ended December 31, 2019, the return on average assets (ROA) was 0.94% and the return on average equity (ROE) was 9.54%. In connection with the successful acquisition of AJS Bancorp, Inc., (“AJSB”), which closed on January 24, 2019, the Bancorp incurred one-time expenses of approximately $2.1 million, as expansion into the Chicagoland market continued.

Excluding the one-time AJSB acquisition costs, the Bancorp’s net income, as adjusted, was $13.9 million, or $4.07 per share, for the twelve months ended December 31, 2019. Excluding these same one-time AJSB acquisition costs, the Bancorp’s ROA, as adjusted, was 1.08% and its ROE, as adjusted, was 10.99% for 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

For the quarter ended December 31, 2019, the Bancorp’s net income totaled $2.3 million, or $0.66 per share. Net income for the quarter ended December 31, 2019, decreased by $366 thousand (13.9%), from the quarter ended December 31, 2018. For the fourth quarter of 2019, the ROA was 0.69% and the ROE was 6.83%.

During the twelve months ended December 31, 2019, total assets increased by $232.6 million (21.2%), with interest-earning assets increasing by $204.2 million (20.1%). At December 31, 2019, interest-earning assets totaled $1.2 billion compared to $1.0 billion at December 31, 2018. Earning assets represented 92.0% of total assets at December 31, 2019 and 92.9% of total assets at December 31, 2018. The increase in total assets and interest earning assets for the twelve months was primarily the result of the completion of the acquisition of AJSB, as well as organic growth.

“Northwest Indiana Bancorp is proud to announce another year of record earnings and one of the strongest year-over-year earnings increases in company history. Earnings were up 29.6% year-over-year, as we successfully integrated the second acquisition in our Illinois market entry strategy. The Bank effectively navigated a decreasing interest rate environment and took advantage of continued expanding economic conditions throughout the year,” said Benjamin Bochnowski, president and chief executive officer. “We continued to redeploy liquidity into relationship-driven commercial loans. We also acted on opportunities to improve asset quality, and continue to execute on efficiency strategies that support scaling operations and enhance customer service,” added Bochnowski. “Additionally, we are excited to celebrate our 110 year tradition of community banking this January. We have had the sincere honor of serving our customers and communities for over a century. As we continue to grow, we are committed to service and excellence for the long term,” he added.

“The 2019 annual record earnings were driven by net interest income, increasing 25.6%, and noninterest income, increasing 17.3%. The increase in net interest income is attributable to a strategy of growing the commercial loan portfolio organically and core deposits from the markets we serve. In addition, with the decline in market interest rates, the Bancorp’s management is actively managing the mix of its assets and liabilities, asset yields and funding costs to lessen the impact to the net interest margin. The increase in noninterest income benefited from continued expansion of mortgage banking, wealth management, and retail banking services,” said Robert Lowry, executive vice president and chief financial officer. “The increased earnings capacity and improved asset quality allows the Bancorp to create organic capital to execute on its strategic objectives. At the end of 2019, the Bancorp’s tangible capital ratio stood at 10.1%,” said Lowry.

Net Interest Income

Net interest income was $43.2 million for the twelve months ended December 31, 2019, an increase of $8.8 million (25.6%), compared to $34.4 million for the twelve months ended December 31, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.73% for the twelve months ended December 31, 2019, compared to 3.81% for the twelve months ended December 31, 2018. The increased net interest income for the twelve months was primarily the result of the acquisitions of AJSB and First Personal Financial Corp. (“First Personal”), organic loan growth, and the recognition of one-time gains from excess reserves associated with purchase credit impaired loans from the former acquisitions of First Federal Savings & Loan Association of Hammond and Liberty Savings Bank. The one-time gains totaled $429 thousand and were the result of being able to work out purchase credit impaired loans with better results than were originally anticipated at the time of acquisition. Net interest income was $10.6 million for the quarter ended December 31, 2019, an increase of $932 thousand (9.7%), compared to $9.6 million for the quarter ended December 31, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.53% for the quarter ended December 31, 2019, compared to 3.96% for the quarter ended December 31, 2018. The Bancorp’s lower net interest margin was impacted by the lower interest rate environment and increased balance sheet liquidity.

Noninterest Income

Noninterest income from banking activities totaled $10.7 million for the twelve months ended December 31, 2019, compared to $9.1 million for the twelve months ended December 31, 2018, an increase of $1.6 million or 17.3%. Noninterest income from banking activities totaled $2.5 million for the quarter ended December 31, 2019, compared to $2.2 million for the quarter ended December 31, 2018, an increase of $311 thousand or 14.0%. The increase in noninterest income for the twelve months and the quarter is the result of the Bancorp’s continued focus on competitively pricing its banking services as well as increasing mortgage banking and wealth management activities. The increase in the cash value of bank owned life insurance income was primarily the result of cash surrender value appreciation related to the policies acquired through AJSB and First Personal. The increase in other noninterest income was primarily the result of gains made on the sale of fixed assets.

Noninterest Expense

Noninterest expense totaled $37.4 million for the twelve months ended December 31, 2019, compared to $31.4 million for the twelve months ended December 31, 2018, an increase of $6.0 million or 19.1%. Noninterest expense totaled $9.4 million for the quarter ended December 31, 2019, compared to $8.5 million for the quarter ended December 31, 2018, an increase of $953 thousand or 11.3%. For the twelve months ended December 31, 2019, one-time expenses of $2.1 million have been incurred in connection with the acquisition of AJSB. The increase in compensation and benefits for the twelve months and the quarter ended December 31, 2019, is primarily the result of increased compensation due to the acquisition of AJSB. Additionally, increases to compensation and benefits can be attributed to management’s continued focus on talent management and retention. The increase in occupancy and equipment for the twelve months ended December 31, 2019, is primarily related to the AJSB acquisition and the procurement of related assets. The increase in data processing expense for the twelve months ended December 31, 2019, was primarily related to the costs associated with data conversion for the acquisition of AJSB and increased system utilization. The increase in marketing expense for the twelve months ended December 31, 2019, is a result of the acquisition of AJSB as well as the Bancorp’s regular marketing initiatives. The decrease in federal deposit insurance premiums for the twelve months ended December 31, 2019, is the result of the application of the Small Bank Assessment Credit that was applied to the second and third quarter assessment periods. The increase in other operating expenses was primarily related to the acquisition of AJSB.

The Bancorp’s efficiency ratio was 69.46% for the twelve months ended December 31, 2019, compared to 72.21% for the twelve months ended December 31, 2018. Excluding the one-time acquisition expenses associated with the AJSB transaction, the efficiency ratio would have further decreased to 65.53% for the twelve months ended December 31, 2019. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period. The Bancorp’s efficiency ratio was 71.81% for the quarter ended December 31, 2019, compared to 71.30% for the quarter ended December 31, 2018.

Lending

The Bancorp’s loan portfolio totaled $906.9 million at December 31, 2019, compared to $764.4 million at December 31, 2018, an increase of $142.5 million or 18.6%. The increase is the result of the acquisition of AJSB, as well as organic loan portfolio growth net of loan payoffs. During the twelve months ended December 31, 2019, the Bancorp originated $249.9 million in new commercial loans. During the twelve months ended December 31, 2019, the Bancorp originated $74.9 million in new fixed rate mortgage loans for sale, compared to $55.5 million during the twelve months ended December 31, 2018. The loan portfolio represents 74.2% of earning assets and is comprised of 57.9% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $277.2 million at December 31, 2019, compared to $241.8 million at December 31, 2018, an increase of $35.5 million or 14.7%. The securities portfolio represents 22.7% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $47.3 million at December 31, 2019, compared to $17.1 million at December 31, 2018, an increase of $30.1 million or 175.7%. The increase in cash and cash equivalents is the result of the acquisition of AJSB, strong demand for deposit products and payments from the loan portfolio.

Funding

At December 31, 2019, core deposits totaled $826.7 million, compared to $670.9 million at December 31, 2018, an increase of $155.8 million or 23.2%. The increase is the result of the acquisition of AJSB as well as the Bancorp’s efforts to maintain core deposits. Core deposits include checking, savings, and money market accounts and represented 71.6% of the Bancorp’s total deposits at December 31, 2019. The increase in these core deposits is a result of the AJSB acquisition, and management’s sales efforts along with customer preferences for competitively priced short-term deposits. At December 31, 2019, balances for certificates of deposit totaled $327.7 million, compared to $258.9 million at December 31, 2018, an increase of $68.8 million or 26.6%. In addition, at December 31, 2019, borrowings and repurchase agreements totaled $25.5 million, compared to $54.6 million at December 31, 2018, a decrease of $29.1 million or 53.3%. The decrease in short-term borrowings was a result of FHLB advance maturities.

Asset Quality

At December 31, 2019, non-performing loans totaled $7.4 million, compared to $6.9 million at December 31, 2018, an increase of $457 thousand or 6.6%. The Bancorp’s ratio of non-performing loans to total loans was 0.81% at December 31, 2019, compared to 0.90% at December 31, 2018. The increase in the nonperforming loans for the twelve months ending December 31, 2019, is due primarily to the residential real estate loans received from the AJSB acquisition. The Bancorp’s ratio of non-performing assets to total assets was 0.72% at December 31, 2019, compared to 0.97% at December 31, 2018. The improvement in the non-performing assets ratio is related to management’s focus on improving asset quality. During 2019, securities in nonaccrual status decreased by 48% to $1.1 million and foreclosed real estate decreased by 33% to $1.1 million.

For the twelve months ended December 31, 2019, $2.6 million in provisions to the ALL were required, compared to $1.3 million for the twelve months ended December 31, 2018, an increase of $1.3 million or 97.6%. For the twelve months ended December 31, 2019, charge-offs, net of recoveries, totaled $1.5 million. At December 31, 2019, the allowance for loan losses totaled $9.0 million and is considered adequate by management. During the three months ended December 31, 2019, net charge-offs of $1.4 million were recorded. Included in the $1.4 million, was a charge-off of $965 thousand to one commercial and industrial borrower with two loans. The Bancorp’s increased earnings level was able to adequately provide for the additional 2019 provisions to the ALL. The allowance for loan losses as a percentage of total loans was 0.99% at December 31, 2019, compared to 1.04% at December 31, 2018. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 121.8% at December 31, 2019, compared to 115.1% at December 31, 2018.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At December 31, 2019, total purchase credit impaired loan accretable and nonaccretable discount totaled $2.2 million compared to $3.1 million at December 31, 2018. Additionally, the Bancorp has acquired loans where there was no evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, a net fair value discount was established for loans acquired and totaled $3.8 million at December 31, 2019, compared to $1.5 million at December 31, 2018. The increase in the fair value discount and purchase credit impaired discounts, as of December 31, 2019, is the result of the AJSB acquisition. When these additional reserves are included on a proforma basis, the allowance for loan losses as a percentage of total loans was 1.66% at December 31, 2019, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 203.56% at December 31, 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At December 31, 2019, shareholders’ equity stood at $134.1 million, and tangible capital represented 10.1% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2019, were 12.7% for total capital to risk-weighted assets, 11.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.5% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $38.85 per share at December 31, 2019.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in fully realizing cost savings and other benefits from the AJSB acquisition; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Disclosure Regarding Non-GAAP Measures

This document refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and cost of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	December 31,	2019	December 31,
	(Unaudited)	2018	(Unaudited)	2018
Return on equity	6.83%	10.96%	9.54%	9.88%
Return on assets	0.69%	0.97%	0.94%	0.93%
Basic earnings per share	$0.66	$0.86	$3.53	$3.17
Diluted earnings per share	$0.66	$0.86	$3.53	$3.17
Yield on loans	4.91%	5.02%	5.07%	4.71%
Yield on security investments	2.49%	2.94%	2.64%	2.86%
Total yield on earning assets	4.28%	4.51%	4.43%	4.22%
Cost of deposits	0.81%	0.56%	0.75%	0.45%
Cost of repurchase agreements	1.57%	1.50%	1.80%	1.38%
Cost of borrowings	2.61%	2.71%	2.67%	2.25%
Total cost of funds	0.84%	0.72%	0.80%	0.57%
Net interest margin - tax equivalent	3.53%	3.96%	3.73%	3.81%
Noninterest income / average assets	0.76%	0.82%	0.83%	0.91%
Noninterest expense / average assets	2.83%	3.10%	2.91%	3.13%
Net noninterest margin / average assets	-2.07%	-2.28%	-2.08%	-2.22%
Efficiency ratio	71.81%	71.30%	69.46%	72.21%
Effective tax rate	6.46%	13.30%	12.69%	13.28%
Dividend declared per common share	$0.31	$0.30	1.23	$1.19

	December 31,
	2019	December 31,
	(Unaudited)	2018
Net worth / total assets	10.09%	9.26%
Book value per share	$38.85	$33.50
Non-performing assets to total assets	0.72%	0.97%
Non-performing loans to total loans	0.81%	0.90%
Allowance for loan losses to non-performing loans	122.05%	115.12%
Allowance for loan losses to loans outstanding	0.99%	1.04%
Foreclosed real estate to total assets	0.08%	0.15%

Consolidated Statements of Income
(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	December 31,	2019	December 31,
	(Unaudited)	2018	(Unaudited)	2018
Interest income:
Loans	$11,092	$9,589	$44,455	$32,392
Securities & short-term investments	1,947	1,797	7,795	7,058
Total interest income	13,039	11,386	52,250	39,450
Interest expense:
Deposits	2,323	1,268	8,359	3,799
Borrowings	152	486	733	1,292
Total interest expense	2,475	1,754	9,092	5,091
Net interest income	10,564	9,632	43,158	34,359
Provision for loan losses	1,262	358	2,584	1,308
Net interest income after provision for loan losses	9,302	9,274	40,574	33,051
Noninterest income:
Fees and service charges	1,129	1,036	4,737	3,866
Wealth management operations	489	443	1,915	1,696
Gain on sale of loans held-for-sale, net	562	598	1,885	1,619
Increase in cash value of bank owned life insurance	(66)	45	688	494
Gain on sale of securities, net	102	136	621	1,200
Benefit from bank owned life insurance	-	-	205	-
Gain on sale of foreclosed real estate	(5)	(100)	78	54
Other	324	66	541	170
Total noninterest income	2,535	2,224	10,670	9,099
Noninterest expense:
Compensation and benefits	5,284	4,367	19,617	16,412
Occupancy and equipment	1,026	1,129	4,548	3,653
Data processing	214	391	2,967	2,467
Marketing	143	184	926	707
Federal deposit insurance premiums	14	160	300	410
Other	2,725	2,222	9,030	7,734
Total noninterest expense	9,406	8,453	37,388	31,383
Income before income taxes	2,431	3,045	13,856	10,767
Income tax expenses	157	405	1,759	1,430
Net income	$2,274	$2,640	$12,097	$9,337

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data
(Dollars in thousands)
	December 31,
	2019	December 31,	Change	Mix
	(Unaudited)	2018	%	%
Total assets	$1,328,722	$1,096,158	21.2%
Cash & cash equivalents	47,258	17,139	175.7%
Securities - available for sale	277,219	241,768	14.7%

Loans receivable:
Construction and land development	87,710	64,433	36.1%	9.7%
1-4 first liens	299,333	223,323	34.0%	33.0%
Multifamily	51,286	47,234	8.6%	5.7%
Commercial real estate	283,108	253,104	11.9%	31.2%
Commercial business	103,088	103,439	-0.3%	11.4%
HELOC	49,181	45,483	8.1%	5.4%
Consumer	1,193	643	85.5%	0.1%
Manufactured Homes	15,939	5,400		1.8%
Farmland	227	240	-5.4%	0.0%
Government	15,804	21,101	-25.1%	1.7%
Total loans	906,869	764,400	18.6%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	172,094	127,277	35.2%	14.9%
Interest bearing checking	220,230	214,400	2.7%	19.1%
Savings	209,945	160,490	30.8%	18.2%
MMDA	224,398	168,727	33.0%	19.4%
Total core deposits	826,667	670,894	23.2%	71.6%
Certificates of deposit	327,703	258,892	26.6%	28.4%
Total deposits	1,154,370	929,786	24.2%	100.0%

Borrowings and repurchase agreements	25,499	54,628	-53.3%
Stockholder's equity	134,103	101,464	32.2%

Asset Quality
(Dollars in thousands)	December 31,
	2019	December 31,	Change
	(Unaudited)	2018	%
Nonaccruing loans	$6,507	$6,595	-1.3%
Accruing loans delinquent more than 90 days	866	321	169.8%
Securities in non-accrual	1,076	2,050	-47.5%
Foreclosed real estate	1,083	1,627	-33.4%
Total nonperforming assets	9,532	10,593	-10.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	165	246	-32.9%
ALL general allowances for loan portfolio	8,834	7,716	14.5%
Total ALL	8,999	7,962	13.0%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	163	-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	161	125	28.8%
Accruing troubled debt restructurings	1,776	1,906	-6.8%
Total troubled debt restructurings	2,100	2,031	3.4%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	At December 31, 2019
	(Unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized(1)

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	11.8%	N/A
Tier 1 capital to risk-weighted assets	11.8%	N/A
Total capital to risk-weighted assets	12.7%	N/A
Tier 1 capital to adjusted average assets	8.5%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.6%	6.5%
Tier 1 capital to risk-weighted assets	11.6%	8.0%
Total capital to risk-weighted assets	12.5%	10.0%
Tier 1 capital to adjusted average assets	8.3%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
	December 31, 2019			December 31, 2018
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$34,426	$166	1.93	$1,008	$12	4.76
Federal funds sold	6,235	55	3.53	445	10	8.99
Certificates of deposit in other financial institutions	2,170	15	2.76	3,201	21	2.62
Securities available-for-sale	268,868	1,672	2.49	236,791	1,720	2.91
Securities held-to-maturity	-		-	-		-
Loans receivable	904,011	11,092	4.91	759,730	9,589	5.05
Federal Home Loan Bank stock	3,912	39	3.99	3,331	34	4.08
Total interest earning assets	1,219,622	$13,039	4.28	1,004,506	$11,386	4.53
Cash and non-interest bearing deposits in other financial institutions	22,470			11,130
Allowance for loan losses	(9,310)			(7,798)
Other noninterest bearing assets	94,418			79,316
Total assets	$1,327,200			$1,087,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,152,045	$2,323	0.81	$905,834	$1,268	0.56
Repurchase agreements	13,794	54	1.57	13,881	52	1.50
Borrowed funds	15,043	98	2.61	57,691	434	3.01
Total interest bearing liabilities	1,180,882	$2,475	0.84	977,406	$1,754	0.72
Other noninterest bearing liabilities	13,177			13,377
Total liabilities	1,194,059			990,783
Total stockholders' equity	133,141			96,371
Total liabilities and stockholders' equity	$1,327,200			$1,087,154

Return on average assets	0.69%			0.97%
Return on average equity	6.83%			10.96%
Net interest margin (average earning assets)	3.46%	$10,564		3.84%	$9,632
Net interest margin (average earning assets) - tax equivalent	3.53%			4.03%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
	December 31, 2019			December 31, 2018
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$33,502	$604	1.80	$3,394	$78	2.30
Federal funds sold	5,170	178	3.44	901	40	4.44
Certificates of deposit in other financial institutions	2,154	65	3.02	2,602	59	2.27
Securities available-for-sale	257,003	6,773	2.64	238,375	6,730	2.82
Loans receivable	876,611	44,455	5.07	684,159	32,392	4.73
Federal Home Loan Bank stock	3,899	175	4.49	3,131	151	4.82
Total interest earning assets	1,178,339	$52,250	4.43	932,562	$39,450	4.23
Cash and non-interest bearing deposits in other financial institutions	23,237			10,813
Allowance for loan losses	(8,660)			(7,512)
Other noninterest bearing assets	93,048			66,045
Total assets	$1,285,964			$1,001,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,108,687	$8,359	0.75	$839,479	$3,799	0.45
Repurchase agreements	12,928	233	1.80	12,754	176	1.38
Borrowed funds	18,702	500	2.67	44,627	1,116	2.50
Total interest bearing liabilities	1,140,317	$9,092	0.80	896,860	$5,091	0.57
Other noninterest bearing liabilities	18,802			10,588
Total liabilities	1,159,119			907,448
Total stockholders' equity	126,845			94,460
Total liabilities and stockholders' equity	$1,285,964			$1,001,908

Return on average assets	0.94%			0.93%
Return on average equity	9.54%			9.88%
Net interest margin (average earning assets)	3.66%	$43,158		3.68%	$34,359
Net interest margin (average earning assets) - tax equivalent	3.73%			3.87%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

		Twelve Months
		Ended
		December 31,
($ in thousands)		2019
		(Unaudited)
GAAP net Income		$12,097
GAAP income tax expense		1,759
GAAP income before income taxes		13,856
One-time acquisition costs		2,113
Pro forma income before income taxes		15,969
Pro forma income taxes		2,027
Pro forma net income		$13,942
Pro forma net income change		49.3%

($ in thousands, except per share data)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$12,097	$1,845	$13,942
Weighted average common shares outstanding	3,425,056		3,425,056
Earnings per share	$3.53		$4.07

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$12,097	$1,845	$13,942
Average assets	$1,285,964		$1,285,964
ROA	0.94%		1.08%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$12,097	$1,845	$13,942
Average equity	$126,845		$126,845
ROE	9.54%		10.99%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acquisition costs	Non-GAAP
Noninterest expense	37,388	(2,113)	35,275
Interest income	52,250		52,250
Interest expense	9,092		9,092
Noninterest income	10,670		10,670
Efficiency ratio	69.46%		65.53%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Noninterest expense	$37,388	$(2,113)	$35,275
Average assets	$1,285,964		$1,285,964
Non-interest expense as % of average assets	2.91%		2.74%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$8,999	$6,042	$15,041
Total loans	$906,869		$906,869
ALL to total loans	0.99%		1.66%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$8,999	$6,042	$15,041
Non-performing loans	$7,373		$7,373
ALL to nonperfroming loans (coverage ratio)	122.05%		204.00%